Exhibit 99.1

Reliance Steel & Aluminum Co. Reports Profitable 2009 Third Quarter and Nine Month Results

LOS ANGELES--(BUSINESS WIRE)--October 22, 2009--Reliance Steel & Aluminum Co. (NYSE:RS) reported today its financial results for the third quarter and nine months ended September 30, 2009. For the 2009 third quarter, Reliance reported net income of $41.8 million, or $.57 per diluted share. For the 2008 third quarter, Reliance had net income of $152.5 million, or $2.07 per diluted share. For the 2009 second quarter, Reliance had a net loss of $5.8 million, or $0.08 per diluted share. Sales for the 2009 third quarter were $1.24 billion, down from 2008 third quarter sales of $2.57 billion, and flat with 2009 second quarter sales of $1.24 billion. The 2009 third quarter financial results include in cost of sales a pre-tax LIFO income amount of $67.5 million, compared with a pre-tax LIFO expense amount of $79.0 million for the 2008 third quarter and a pre-tax LIFO income amount of $75.0 million in the 2009 second quarter.

For the nine months ended September 30, 2009, net income amounted to $56.1 million, compared with net income of $416.5 million for the same period in 2008. Earnings per diluted share were $.76 for the nine months ended September 30, 2009, compared with earnings of $5.65 per diluted share for the nine months ended September 30, 2008. Sales for the 2009 year-to-date period were $4.04 billion, down 39% from 2008 nine month sales of $6.58 billion. The 2009 nine month financial results include in cost of sales a pre-tax LIFO income amount of $217.5 million, compared with a pre-tax LIFO expense amount of $136.5 million in the 2008 year-to-date period.

Reliance’s tons sold for the 2009 third quarter were down 26% from the 2008 third quarter and down less than 1% from the 2009 second quarter. Average price per ton sold was down 34% compared to the 2008 third quarter and flat with the 2009 second quarter. For the nine months ended September 30, 2009, tons sold were down 13% and average pricing was down 29% compared to the same period of 2008. For the 2009 third quarter carbon steel sales were 54% of our revenues; aluminum sales were 19%; stainless steel sales were 14%; alloy sales were 7%; other sales were 4% and toll processing sales were 2%.

David H. Hannah, Chairman and CEO of Reliance said, “The 2009 third quarter results improved substantially from the 2009 second quarter mainly due to higher gross profit margins. Because of mill price increases for most of our products during the third quarter and our significant inventory reductions over the past twelve months, our inventory costs on hand are now more in line with current replacement costs allowing us to improve our gross profit margins from the historically low margins experienced in the 2009 second quarter. We further reduced our FIFO inventory levels by $92 million in the quarter. Demand from our customers improved slightly during the quarter from the low levels experienced in July.”

“During the 2009 nine months, we generated record cash flow from operations of $807.2 million. We repaid $192 million of debt during the quarter. On September 28, 2009, we amended our existing $1.1 billion credit facility to adjust certain financial ratios and limit certain uses of cash through June 30, 2010. Pricing was adjusted and we also extended the maturity date on $1.02 billion of the $1.1 billion credit facility an additional year, through November 2012. Concurrent with the amendment and extension of the credit facility, we paid off and terminated our term loan that had an outstanding balance of $444 million, using $194 million of cash on hand and $250 million of borrowings on the credit facility. At September 30, 2009 we had cash on hand of $88 million. Our net debt-to-total capital ratio is 28% as of September 30, 2009,” commented Hannah.

“We are pleased with the significant improvement in our gross profit margins; however, we are uncertain as to business activity in the 2009 fourth quarter. Although we believe that demand is fairly stable at low levels, the fourth quarter is typically seasonally slower for us. Pricing also seems to be more stable than it was earlier in the year; however, we believe there may be some slight downward pressure on pricing for many of our products in the coming months. Because of this, we are not comfortable providing earnings guidance for the 2009 fourth quarter. We will, as the quarter progresses, communicate any meaningful information regarding our operations as it becomes available. Reliance stands on solid financial footings and is well positioned for the eventual recovery in economic conditions,” concluded Hannah.

On October 21, 2009, the Board of Directors declared a regular quarterly cash dividend of $.10 per share of common stock. The dividend is payable on January 6, 2010 to shareholders of record December 4, 2009. The Company has paid regular quarterly dividends for 49 consecutive years.

Reliance will host a conference call that will be broadcast live over the Internet (listen only mode) regarding the third quarter and nine month financial results for the period ended September 30, 2009. All interested parties are invited to listen to the web cast on October 22, 2009 at 11:00 a.m. Eastern Time at: http://www.rsac.com in the Investor Information section or http://www.streetevents.com. Player format: Windows Media and RealPlayer. The web cast will remain on the Reliance web site at: www.rsac.com through November 22, 2009 and a printed transcript will be posted on the Reliance web site after the completion of the conference call.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 200 locations in 38 states and Belgium, Canada, China, Mexico, Singapore, South Korea, and the United Kingdom, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.

Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2008 “Fortune 500” List, the 2008 Forbes “America’s Best Managed Companies” List and the 2009 Fortune List of “The World’s Most Admired Companies.”

This release may contain forward-looking statements. Actual results and events may differ materially as a result of a variety of factors, many of which are outside of Reliance Steel & Aluminum Co.’s control. Risk factors and additional information are included in Reliance Steel & Aluminum Co.’s reports on file with the Securities and Exchange Commission, including Reliance Steel & Aluminum Co.’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009.

RELIANCE STEEL & ALUMINUM CO.
SELECTED FINANCIAL DATA
(In thousands, except share and per share amounts)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Income Statement Data:
Net sales	$1,243,373	$2,572,836	$4,044,886	$6,576,074
Gross profit[1]	356,469	624,048	993,796	1,703,261
Operating income	74,283	269,216	127,674	726,417
Pre-tax income	61,511	245,249	82,644	668,790
Net income attributable to Reliance	41,757	152,498	56,088	416,489
Diluted earnings per share attributable to Reliance shareholders	$0.57	$2.07	$0.76	$5.65
Weighted average shares outstanding – diluted	73,784,086	73,775,991	73,623,714	73,686,248
Gross margin[1]	28.7%	24.3%	24.6%	25.9%
Operating income margin	6.0%	10.5%	3.2%	11.0%
Pre-tax income margin	4.9%	9.5%	2.0%	10.2%
Net income margin - Reliance	3.4%	5.9%	1.4%	6.3%
Cash dividends per share	$.10	$.10	$.30	$.30

	September 30,	December 31,
	2009	2008
Balance Sheet and Other Data:
Current assets	$1,576,183	$2,302,372
Working capital	1,127,907	1,652,207
Property, plant and equipment, net	987,684	998,706
Total assets	4,464,342	5,195,485
Current liabilities	448,276	650,165
Long-term debt[2]	1,065,689	1,675,565
Total Reliance shareholders’ equity	2,500,012	2,431,436
Capital expenditures (year-to-date)	55,044	151,890
Cash flow from operations (year-to-date)	807,204	664,684
Net debt-to-total capital[3]	28.3%	41.4%
Return on Reliance shareholders’ equity[4]	5.0%	22.9%
Current ratio	3.5	3.5
Book value per share	$34.02	$33.17

[1]	Gross Profit, calculated as Net Sales less Cost of Sales, and Gross Profit Margin, calculated as Gross Profit divided by Net Sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. The majority of our orders are basic distribution with no processing services performed. For the remainder of our sales orders, we perform “first-stage” processing which is generally not labor intensive as we are simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, are not significant and are excluded from our Cost of Sales. Therefore, our Cost of Sales is primarily comprised of the cost of the material we sell. We use Gross Profit and Gross Profit Margin as shown above as measures of operating performance. Gross Profit and Gross Profit Margin are important operating and financial measures, as fluctuations in our Gross Profit Margin can have a significant impact on our earnings. Gross Profit and Gross Profit Margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
[2]	Long-term debt includes capital lease obligations of $3,350 and $3,833 as of September 30, 2009 and December 31, 2008, respectively.
[3]	Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance shareholders’ equity plus total debt (net of cash).
[4]	Calculations are based on the latest twelve months net income and beginning total Reliance shareholders’ equity.

RELIANCE STEEL & ALUMINUM CO. CONSOLIDATED BALANCE SHEETS (In thousands, except share amounts)

ASSETS
	September 30,	December 31,
	2009	2008
	(Unaudited)
Current assets:
Cash and cash equivalents	$87,864	$51,995
Accounts receivable, less allowance for doubtful accounts of $21,254 at September 30, 2009 and $22,018 at December 31, 2008	588,293	851,214
Inventories	792,119	1,284,468
Prepaid expenses and other current assets	27,367	33,782
Income taxes receivable	—	9,980
Deferred income taxes	80,540	70,933
Total current assets	1,576,183	2,302,372
Property, plant and equipment:
Land	131,115	125,096
Buildings	530,967	506,781
Machinery and equipment	829,785	810,054
Accumulated depreciation	(504,183)	(443,225)
	987,684	998,706

Goodwill	1,079,127	1,065,527
Intangible assets, net	731,694	741,681
Cash surrender value of life insurance policies, net	56,053	57,410
Investments in unconsolidated entities	20,190	20,605
Other assets	13,411	9,184
Total assets	$4,464,342	$5,195,485
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$221,774	$248,312
Accrued expenses	59,842	59,982
Deferred revenue	48,785	82,949
Accrued compensation and retirement costs	61,459	123,707
Accrued insurance costs	40,006	40,700
Income taxes payable	7,930	—
Current maturities of long-term debt	7,825	93,877
Current maturities of capital lease obligations	655	638
Total current liabilities	448,276	650,165
Long-term debt	1,062,339	1,671,732
Capital lease obligations	3,350	3,833
Long-term retirement costs and other long-term liabilities	109,124	94,361
Deferred income taxes	339,014	340,326
Commitments and contingencies
Reliance shareholders’ equity:
Preferred stock, no par value:
Authorized shares — 5,000,000
None issued or outstanding	—	—
Common stock, no par value:
Authorized shares — 100,000,000
Issued and outstanding shares — 73,489,071 at
September 30, 2009 and 73,312,714 at
December 31, 2008, stated capital	577,107	563,092
Retained earnings	1,934,732	1,900,360
Accumulated other comprehensive loss	(11,827)	(32,016)
Total Reliance shareholders’ equity	2,500,012	2,431,436
Noncontrolling interests	2,227	3,632
Total equity	2,502,239	2,435,068
Total liabilities and equity	$4,464,342	$5,195,485

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except share and per share amounts)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008

Net sales	$1,243,373	$2,572,836	$4,044,886	$6,576,074

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	886,904	1,948,788	3,051,090	4,872,813
Warehouse, delivery, selling, general and administrative	251,761	327,822	776,270	907,024
Depreciation and amortization	30,425	27,010	89,852	69,820
	1,169,090	2,303,620	3,917,212	5,849,657

Operating income	74,283	269,216	127,674	726,417

Other income (expense):
Interest	(15,916)	(23,899)	(51,930)	(56,673)
Other income (expense), net	3,144	(68)	6,900	(954)
Income before income taxes	61,511	245,249	82,644	668,790
Income tax provision	19,434	92,127	25,735	251,605
Net income	42,077	153,122	56,909	417,185
Less: Net income attributable to noncontrolling interests	320	624	821	696
Net income attributable to Reliance	$41,757	$152,498	$56,088	$416,489

Earnings per share:
Diluted earnings per common share attributable to Reliance shareholders	$0.57	$2.07	$0.76	$5.65
Weighted average shares outstanding - diluted	73,784,086	73,775,991	73,623,714	73,686,248

Basic earnings per common share attributable to Reliance shareholders	$0.57	$2.08	$0.76	$5.70
Weighted average shares outstanding - basic	73,478,197	73,238,881	73,391,043	73,038,140

Cash dividends per share	$.10	$.10	$.30	$.30

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Nine Months Ended September 30,
	2009	2008
Operating activities:
Net income	$56,909	$417,185
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization expense	89,852	69,820
Deferred income tax benefit	(14,120)	(4,057)
Loss on sales of property, plant and equipment	62	2,212
Equity in earnings of unconsolidated entities	(705)	(396)
Dividends received from unconsolidated entities	1,120	—
Stock based compensation expense	11,456	10,621
Excess tax benefits from stock based compensation	(303)	(9,381)
Net (gain) loss from life insurance policies	(5,219)	1,733
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	266,537	(230,160)
Inventories	497,000	(294,160)
Prepaid expenses and other assets	18,464	15,388
Accounts payable and other liabilities	(113,849)	136,582
Net cash provided by operating activities	807,204	115,387

Investing activities:
Purchases of property, plant and equipment	(55,044)	(119,546)
Acquisitions of metals service centers and net asset purchases of metal service centers, net of cash acquired	—	(329,402)
Tax distributions related to prior acquisitions	—	(1,155)
Proceeds from sales of property, plant and equipment	1,173	18,917
Net proceeds from redemptions of life insurance policies	6,576	2,532
Net investment in life insurance policies	—	(96)
Net cash used in investing activities	(47,295)	(428,750)

Financing activities:
Proceeds from borrowings	354,755	1,633,897
Principal payments on long-term debt and short-term borrowings	(1,051,279)	(1,239,310)
Debt issuance costs	(6,841)	(3,313)
Dividends paid	(22,019)	(21,899)
Payments to noncontrolling interest holders	(1,323)	—
Excess tax benefits from stock based compensation	303	9,381
Exercise of stock options	4,059	17,081
Issuance of common stock	258	284
Noncontrolling interests purchases	(2,661)	—
Common stock repurchases	—	(114,774)
Net cash (used in) provided by financing activities	(724,748)	281,347
Effect of exchange rate changes on cash	708	(1,325)
Increase (decrease) in cash and cash equivalents	35,869	(33,341)
Cash and cash equivalents at beginning of period	51,995	77,023
Cash and cash equivalents at end of period	$87,864	$43,682

Supplemental cash flow information:
Interest paid during the period	$46,832	$38,339
Income taxes paid during the period	$28,260	$184,443

CONTACT:
Reliance Steel & Aluminum Co.
Kim P. Feazle
Investor Relations
(713) 610-9937
(213) 576-2428
kfeazle@rsac.com
investor@rsac.com